                                                                  Exhibit (b)(1)

                                                                  CONFORMED COPY




                               U.S. $1,200,000,000
                     REVOLVING BRIDGE LOAN CREDIT AGREEMENT

                           Dated as of October 2, 2002

                                      among

                         THE PEPSI BOTTLING GROUP, INC.,

                              BOTTLING GROUP, LLC,

                            THE LENDERS NAMED HEREIN,

                        DEUTSCHE BANK AG NEW YORK BRANCH,
                                    as Agent,

                     CREDIT SUISSE FIRST BOSTON CORPORATION,
                        DEUTSCHE BANK SECURITIES INC. and
                           SALOMON SMITH BARNEY INC.,
                           as Joint Lead Arrangers and
                              Joint Book Managers,

                                       and

                                 CITIBANK, N.A.,
                           CREDIT SUISSE FIRST BOSTON,
                  ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, and
                        DEUTSCHE BANK AG NEW YORK BRANCH,
                           as Joint Syndication Agents

                                TABLE OF CONTENTS


                                    ARTICLE I
                           DEFINITIONS AND ACCOUNTING

Section 1.01.    Certain Defined Terms .......................................     1
Section 1.02.    Computation of Time Periods .................................    14
Section 1.03.    Accounting Terms ............................................    14

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.    The Revolving Credit Advances ...............................    14
Section 2.02.    Making the Revolving Credit Advances ........................    15
Section 2.03.    The Competitive Bid Advances ................................    16
Section 2.04.    Fees ........................................................    20
Section 2.05.    Termination, Reduction or Increase of the Commitments .......    20
Section 2.06.    Repayment of Revolving Credit Advances; Evidence of
                 Indebtedness ................................................    21
Section 2.07.    Interest on Revolving Credit Advances .......................    21
Section 2.08.    Interest Rate Determination .................................    22
Section 2.09.    Optional Conversion of Revolving Credit Advances ............    23
Section 2.10.    Optional Prepayments of Revolving Credit Advances and
                 Mandatory Prepayments of all Advances .......................    23
Section 2.11.    Increased Costs .............................................    24
Section 2.12.    Illegality ..................................................    25
Section 2.13.    Payments and Computations ...................................    25
Section 2.14.    Taxes .......................................................    26
Section 2.15.    Sharing of Payments, Etc ....................................    29
Section 2.16.    Use of Proceeds .............................................    29
Section 2.17.    [Intentionally Omitted] .....................................    29
Section 2.18.    Mitigation Obligations ......................................    29

                                   ARTICLE III
                   CONDITIONS TO EFFECTIVENESS AND ARTICLE II

Section 3.01.    Conditions Precedent to Effectiveness of Sections 2.01 and
                 2.03 ........................................................    30

                                TABLE OF CONTENTS


Section 3.02.    Conditions Precedent to Each Revolving Credit Borrowing .....    33
Section 3.03.    Conditions Precedent to Each Competitive Bid Borrowing ......    33
Section 3.04.    Determinations Under Section 3.01 ...........................    34

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Section 4.01.    Representations and Warranties of the Loan Parties ..........    34

                                    ARTICLE V
                                    COVENANTS

Section 5.01.    Affirmative Covenants .......................................    35
Section 5.02.    Negative Covenants ..........................................    37
Section 5.03.    Financial Covenants .........................................    39
Section 5.04.    Syndication .................................................    39
Section 5.05.    Take-Out Financing ..........................................    40

                                   ARTICLE VI
                                EVENTS OF DEFAULT

Section 6.01.    Events of Default ...........................................    42

                                   ARTICLE VII
                                    THE AGENT

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.01.    Amendments, Etc .............................................    46
Section 8.02.    Notices, Etc ................................................    46
Section 8.03.    No Waiver; Remedies .........................................    47
Section 8.04.    Costs and Expenses ..........................................    47
Section 8.05.    Right of Set-off ............................................    48
Section 8.06.    Binding Effect ..............................................    49
Section 8.07.    Assignments and Participations ..............................    49
Section 8.08.    Confidentiality .............................................    52
Section 8.09.    Governing Law ...............................................    52

                                TABLE OF CONTENTS

Section 8.10.    Execution in Counterparts ...................................    52
Section 8.11.    Jurisdiction, Etc ...........................................    52
Section 8.12.    WAIVER OF JURY TRIAL ........................................    53
Section 8.13.    Integration of Terms ........................................    53

                                   ARTICLE IX
                             [INTENTIONALLY OMITTED]

                                    ARTICLE X
                               GUARANTOR GUARANTEE

Section 10.01.   Guarantor Guarantee .........................................    53
Section 10.02.   Limitation of Guarantor's Liability .........................    54

SCHEDULE 1       -   LENDING OFFICES
SCHEDULE 2       -   APPLICABLE MARGIN

EXHIBIT A-1      -   FORM OF NOTICE OF REVOLVING CREDIT BORROWING
EXHIBIT A-2      -   FORM OF NOTICE OF COMPETITIVE BID BORROWING
EXHIBIT B        -   FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT C        -   FORM OF OPINION OF COUNSEL FOR THE COMPANY AND THE
                     GUARANTOR

                     REVOLVING BRIDGE LOAN CREDIT AGREEMENT

                           Dated as of October 2, 2002

            THE PEPSI BOTTLING GROUP, INC., a Delaware corporation, as borrower (the "Company" or the "Borrower"), BOTTLING GROUP, LLC, a Delaware limited liability company, as guarantor (the "Guarantor"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                    ARTICLE I

                           DEFINITIONS AND ACCOUNTING

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Acquisition" means the acquisition of at least 90% (subject to waiver by PBG-Spain; provided that such waiver does not result in Gemex failing to be a Subsidiary of the Borrower under its Control immediately after such acquisition) of the outstanding Gemex Shares pursuant to all cash tender offers (the "Tender Offers") by means of simultaneous offers to purchase in the United States and in Mexico to be made by PBG-Spain.

            "Acquisition Documents" means the Schedule TO, as amended, to be filed with the Commission by PBG-Spain in connection with the Acquisition and the several exhibits thereto, including the U.S. Offer to Purchase and the GDS Letter of Transmittal, each as amended, an application to the Comision Nacional Bancaria y de Valores, dated as of August 16, 2002, as amended, and the exhibits thereto, each as amended, the Folleto Informativo, as amended, and all other agreements, instruments, certificates, filings, consents, approvals, Board of Directors resolutions, opinions and other documents furnished pursuant to or in connection with the Acquisition.

            "Advance" means a Revolving Credit Advance or a Competitive Bid Advance.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Agent's Account" means the account of the Agent maintained by the Agent at Deutsche Bank with its office at 31 West 52nd Street, New York, New York 10019.

            "Alternate Covenant Date" means any day on which the Index Debt of Pepsi shall be rated less than A- by S&P or less than A3 by Moody's.

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of the Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

            "Applicable Margin" means with respect to any Eurodollar Rate Advance or with respect to the facility fees payable hereunder, as the case may be, for any day, the applicable rate per annum set forth in Schedule 2; provided that, for purposes of calculating the Applicable Margin, (i) if either Moody's or S&P shall not have in effect a rating for the Company, then the Applicable Margin shall be determined based on the highest applicable facility fee or LIBOR Margin in Schedule 2, (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Company shall fall within different categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more categories lower than the other, in which case the Applicable Margin shall be determined by reference to the category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Company shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

            "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

            "Arrangers" means Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Salomon Smith Barney Inc.

            "Asset Sale" means any direct or indirect sale, disposition, conveyance, transfer, lease, assignment or other transfer, including a sale and leaseback transaction, by any member of the Borrower Group of any Capital Stock or any other property or assets (other than cash or Cash Equivalents), including any series of related transactions and excluding:

            (1) a disposition of inventory or obsolete, outmoded or worn-out equipment in the ordinary course of business,

            (2) disposition of property or assets owned immediately prior to the closing date of the Acquisition with an aggregate fair market value not to exceed $25,000,000 in the aggregate, and

            (3) a disposition of property or assets acquired as a result of, or after the closing date of, the Acquisition with an aggregate fair market value not to exceed $300,000,000 in the aggregate.

The amounts set forth in clauses (2) and (3) each shall be calculated on a cumulative basis from and after the Effective Date for the Borrower Group, taken as a whole.

            "Asset Sales Proceeds" means, with respect to an Asset Sale, the gross proceeds received by a member of the Borrower Group in the form of cash or Cash Equivalents from such Asset Sale (including payments in such form received in respect of deferred payment obligations from such Asset Sale), net of reasonable and customary out-of-pocket expenses relating to such Asset Sale and including, for the avoidance of doubt, any such proceeds received by a Controlled Affiliate following transfer of any Capital Stock or property or asset to a Controlled Affiliate by the Borrower or the Guarantor.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

            "Available Proceeds" has the meaning specified in Section
2.10(b)(i).

            "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

            (a) the rate of interest announced publicly by CSFB in New York, New York, from time to time, as CSFB's base rate; and

            (b) 1/2 of one percent per annum above the Federal Funds Rate.

            "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a).

            "Borrower Group" has the meaning specified in Section 2.10(b)(i).

            "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

            "Capital Markets Proceeds" means the proceeds received by any member of the Borrower Group from the sale of any security issued or guaranteed by any member of the Borrower Group on or after the date hereof (including, without limitation, the Securities), or any right to subscribe to, purchase or acquire any of the foregoing, net of associated underwriting, legal and other offering expenses, but excluding (x) commercial paper, (y) the proceeds of drawings hereunder or under bank loan agreements entered into prior to the date hereof, or (z) Capital Stock and Indemnification Related Notes issued as consideration for any acquisition (but, for the avoidance of doubt, excluding Capital Stock sold to one or more third parties where the proceeds realized therefrom are used to finance any acquisition).

            "Capital Stock" means:

            (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person;

            (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity or ownership interests of such Person; and

            (3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

            "Cash Equivalents" means:

            (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof;

            (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

            (3) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

            (4) certificates of deposit or bankers' acceptances maturing within 12 months from the date of acquisition thereof issued by (i) any Lender or
      (ii) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

            (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
      (4) above; and

            (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
      (5) above.

            "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities

Exchange Act of 1934 and the rules of the Commission thereunder as in effect on the date hereof) other than Pepsi, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group other than Pepsi.

            "Commission" means the U.S. Securities and Exchange Commission.

            "Commitment" has the meaning specified in Section 2.01.

            "Commitment Letter" means the commitment letter, dated August 26, 2002, by and among the Initial Lenders, the Arrangers, the Borrower and the Guarantor.

            "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

            "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.03.

            "Competitive Bid Reduction" has the meaning specified in Section
2.01.

            "Confidential Information" means information that the Company furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes rightfully available to the Agent or such Lender from a source other than the Company.

            "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Debt (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, all as determined on a Consolidated basis; in each case exclusive of the cumulative effect of foreign currency gains or losses. For the purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Consolidated Leverage Ratio, if during such period the Company or any Subsidiary, including the Guarantor, shall have made an acquisition or incurred or assumed (without duplication of any Debt incurred to refinance such assumed
Debt) any Debt, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred and such Debt had been incurred or assumed or refinanced on the first day of such period.

            "Consolidated Leverage Ratio" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarters then ended (taken as one accounting period).

            "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, including the Guarantor, determined on a consolidated basis in accordance with GAAP, before deduction of any minority interests in the Guarantor and excluding the cumulative effect of any foreign currency gains or losses.

            "Consolidated Net Tangible Assets" means the total assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization, and other valuation reserves), except to the extent resulting from write-ups of capital assets (other than write-ups in connection with accounting for acquisitions, in accordance with GAAP), less all current liabilities (excluding intercompany liabilities) and all intangible assets of the Company and its Restricted Subsidiaries, all as set forth on the most recent Consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in accordance with GAAP, but before deduction of any minority interests in the Guarantor and exclusive of any foreign currency translation adjustments.

            "Consolidated Net Worth" means, as of any date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a Consolidated balance sheet of the Company and its Subsidiaries, including the Guarantor, at such date plus amounts representing mandatorily redeemable preferred securities issued by Subsidiaries of the Company, including the Guarantor, but before deduction of any minority interests in the Guarantor and exclusive of any foreign currency translation adjustments.

            "Consolidated Total Debt" means, at any date (i) the aggregate principal amount of all Debt of the Company and its Subsidiaries, including the Guarantor minus (ii) the aggregate amount (not in excess of $500,000,000) of all cash and cash equivalents of the Company and its Subsidiaries, in each case at such date and determined on a Consolidated basis in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

      "CSFB" means Credit Suisse First Boston, acting through its Cayman Islands Branch.

      "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations (other than trade accounts payable arising in the ordinary course of business) of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all Debt of others referred to in clauses (a) through (c) above or clause (g) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through (i) an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, or (ii) a standby letter of credit and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

      "Debt to Capitalization Ratio" means at any time the ratio of (x) Consolidated Total Debt to (y) the sum of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth.

      "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      "Designation Letter" has the meaning specified in Section 2.17(a).

      "Deutsche Bank" means Deutsche Bank AG New York Branch.

      "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

      "Effective Date" has the meaning specified in Section 3.01.

      "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender;
(iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000;
(v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; provided, however, that each Person described in clauses (ii) through (vi) shall have a short term public debt rating of not less than A by S&P or Moody's or shall be approved by the Company; and (vii) any other Person approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

      "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on
Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

      "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 A.M. (London time) on the date two Business Days prior to the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period, or in the event such offered rate is not available from said Page 3750, the average (rounded to the nearer whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Eurodollar Rate does not appear on said Page 3750 (or any successor page), the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of
Section 2.08.

      "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(b).

      "Events of Default" has the meaning specified in Section 6.01.

      "Execution Date" means the date on which the parties hereto shall have executed and delivered to the other parties hereto counterparts of this Agreement.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      "Fee Letter" means the fee and syndication letter, dated August 26, 2002, by and among the Initial Lenders, the Arrangers, the Borrower and the Guarantor.

      "Fiscal Quarter" means a period of 13 (or 14) weeks treated by the Company as a fiscal quarter.

      "Fiscal Year" means the period of 52 (or 53) weeks ending on the last Saturday of any calendar year and treated by the Company as its fiscal year.

      "5-Year Facility" means the 5 Year Credit Agreement dated as of April 22, 1999 among the Company, the Guarantor, certain banks, financial institutions and other institutional lenders, and JPMorgan Chase Bank, as agent.

      "Fixed Rate Advances" has the meaning specified in Section 2.03(2).

      "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders.

      "Gemex" means Pepsi-Gemex, S.A. de C.V., a company organized under the laws of Mexico.

      "Gemex Shares" means Series B Common Shares, Ordinary Participation Certificates and Global Depositary Shares of Gemex.

      "Granting Lender" has the meaning specified in Section 8.07(e).

      "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic," or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance.

      "Indemnification Related Notes" means promissory notes in an original principal amount not to exceed $20,000,000 in the aggregate issued by any member of the Borrower Group pursuant to the terms of any acquisition agreement and which are (i) issued in lieu of requiring the applicable seller to post a bond, obtain a letter of credit or establish an escrow to secure such seller's indemnification obligations and (ii) on terms customary for similar instruments.

      "Index Debt" of any Person means senior, unsecured, long term indebtedness for borrowed money of such Person that is not guaranteed by any other Person (other than, in the case of the Company, the Guarantor) or subject to any other credit enhancement.

      "Initial Lender" means each of Citibank, N.A., Credit Suisse First Boston, acting through its Cayman Islands Branch, and Deutsche Bank AG New York Branch.

      "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six or, to the extent available from all the Lenders, nine months, as the Company may, upon notice received by the Agent not later than 11:00 AM. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

      (1) the Company may not select any Interest Period that ends after the Termination Date;

      (2) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

      (3) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

      (4) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

      "LIBO Rate Advances" has the meaning specified in Section 2.03(2).

      "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

      "Loan Documents" means, collectively, this Agreement, each promissory note issued hereunder and each Designation Letter.

      "Loan Party" has the meaning specified in Section 4.01.

      "Master Bottling Agreement" means the Master Bottling Agreement, dated March 30, 1999, as amended, between the Company and Pepsi or any successor or replacement agreement that confers substantially the same benefits on the Company as the Master Bottling Agreement conferred on the date hereof.

      "Material Adverse Change" means any material adverse change in the financial condition, results of operations or business of the Company and its Subsidiaries (including the Guarantor), taken as a whole, or the Guarantor and its Subsidiaries, taken as a whole.

      "Material Adverse Effect" means a material adverse effect on (a) the financial condition, results of operations or business of the Company and its Subsidiaries (including the Guarantor), taken as a whole, or the Guarantor and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any promissory note or (c) the ability of the Company to perform its obligations under this Agreement or any promissory note.

      "Material Subsidiary" means each Subsidiary of the Company which is a "significant subsidiary" as that term is defined in Rule 1-02(w) of the Regulation S-X under the Securities Act of 1933, as such rule is in effect as of the date hereof.

      "Mexico" means the United Mexican States.

      "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

      "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(2).

      "Notice of Revolving Credit Borrowing" has the meaning specified in
Section 2.02(1).

      "Offering" has the meaning specified in Section 5.05(a).

      "PBG Projections" has the meaning specified in Section 3.01(i).

      "PBG-Spain" means PBG Grupo Embotellador Hispano-Mexicano, S.L., a newly formed Spanish limited company and a Controlled Affiliate of the Company.

      "Pepsi" means PepsiCo, Inc., a North Carolina corporation.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      "Principal Property" means any single manufacturing or processing plant, office building, or warehouse owned or leased by the Company or a Restricted Subsidiary other than a plant, warehouse, office building, or portion thereof which, in the opinion of the Company's Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries as an entirety.

      "Rating" means the rating of the Company's Index Debt by S&P or Moody's, as the case may be.

      "Reference Banks" means the Initial Lenders (and any successors thereof).

      "Register" has the meaning specified in Section 8.07(d).

      "Regulation S" has the meaning specified in Section 5.05(a).

      "Regulation U" has the meaning specified in Section 4.01(g).

      "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "Required Lenders" means at any time Lenders owed more than 50% of the then aggregate unpaid principal amount of the Revolving Credit Advances (excluding Competitive Bid Advances) owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate amount of the Commitments.

      "Restricted Subsidiary" means at any time any Subsidiary of the Company except a Subsidiary which is at the time an Unrestricted Subsidiary.

      "Revolving Credit Advance" means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

      "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

      "Rule 144A" has the meaning specified in Section 5.05(a).

      "S&P" means Standard & Poor's Rating Services or any successor thereto.

      "Securities" has the meaning specified in Section 5.05(a).

      "Securities Act" has the meaning specified in Section 5.05(a).

      "SPC" has the meaning specified in Section 8.07(e).

      "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

      "Successful Syndication" means any Syndication in which the Commitment of each Initial Lender shall have been reduced to an amount less than or equal to 10% of the aggregate amount of the Commitments of the Lenders.

      "Syndication" has the meaning specified in Section 5.04(a).

      "Take-Out Investment Banks" means one or more investment banks selected by the Loan Parties, in their sole discretion, and reasonably satisfactory to the Lenders that are to act as lead managers in the Offering.

      "Tender Offers" has the meaning specified in the definition of "Acquisition."

      "Termination Date" means April 30, 2003 or, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 2.10(b) or 6.01; provided in each case that if any such date is not a Business Day, the relevant Termination Date of such Lender shall be the immediately preceding Business Day.

      "364-Day Credit Agreement" means the 364-Day Credit Agreement, dated as of May 3, 2000, as amended from time to time, among The Pepsi Bottling Group, Inc., Bottling Group, LLC, the Lenders named therein and JPMorgan Chase Bank, as Agent.

      "Type" has the meaning specified in the definition of "Revolving Credit Advance."

      "Unrestricted Subsidiary" means any Subsidiary of the Company (not at the time designated a Restricted Subsidiary) other than the Guarantor (i) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services, or other similar operations, or any continuation thereof,
(ii) substantially all the assets of which consist of the capital stock of one or more such Subsidiaries, or (iii) designated as such by the Company's Board of Directors. Any Subsidiary designated as a Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

      "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar actions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

      SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      SECTION 1.03. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Company notifies the Agent that the Company wishes to amend any provisions hereof to eliminate the effect of any change in GAAP (or if the Agent notifies the Company that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders.

                                   ARTICLE II

                            AMOUNTS AND TERMS OF THE ADVANCES

      SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to
Section 2.05(a) or 2.10(b) (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, (i) an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Company exceeds the aggregate amount of

Competitive Bid Advances offered to be made by the Lenders and accepted by the Company in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing or (ii) the aggregate amount of the unused Commitments, after giving effect to any Competitive Bid Reductions then in effect) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10(a) and reborrow under this Section 2.01. Amounts prepaid pursuant to
Section 2.10(b) may not be reborrowed.

      SECTION 2.02. Making the Revolving Credit Advances.

      (1) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Company to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telecopier or telex, confirmed promptly in writing, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing,
   (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 11:00 A.M. (New York City time), in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or before 1:00 P.M. (New York City time), in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such same day funds available to the Borrower at the Borrower's account at the Agent's address referred to in Section 8.02.

      (2) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

      (3) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

      (4) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at, (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement and shall be made available in same day funds to the Borrower's account at the Agent's address referred to in Section 8.02.

      (5) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

      SECTION 2.03. The Competitive Bid Advances.

      (1) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 7 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

         (2) The Company may request a Competitive Bid Borrowing under this
   Section 2.03 by delivering to the Agent, by telecopier or telex, confirmed promptly in writing, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit A-2 hereto, specifying therein (v) the date of such proposed Competitive Bid Borrowing, (w) the aggregate amount of such proposed Competitive Bid Borrowing, (x) the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) the interest payment date or dates relating thereto, and (z) any other terms to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Company shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and
(B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Borrowing another basis to be used by the Lenders in determining the rates of interest to be offered by them (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

      (3) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(1), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

      (4) The Company shall, in turn, before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

            (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

            (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (3) above, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (3) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (3) above by giving the Agent notice to that effect. If the Company accepts any offers made by Lenders pursuant to paragraph (3) above, such offers shall be accepted in the order of the lowest to highest interest rates or, if two or more Lenders offer to make Competitive Bid Advances at the same interest rate, such offers, if any, shall be accepted in proportion to the amount offered by each such Lender at such interest rate notwithstanding any minimum specified by such Lender in its notice given pursuant to Section 2.03(3). The Company may not accept offers in excess of the amount specified in accordance with paragraph (1) above.

      (5) If the Company notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (4)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

      (6) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (4)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (3) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (3) above have been accepted by the Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such same day funds available to the Borrower at the Borrower's account at the Agent's address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing, the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

            (a) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of paragraph (1) above.

            (b) Within the limits and on the conditions set forth in this
Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (c) below, and reborrow under this
Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

            (c) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance to the Borrower, on the maturity date of such Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (2) above and provided in the promissory note, if any, evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. Except as required by Section 2.10(b), the Borrower shall not have any right to prepay any principal amount of any Competitive Bid Advance unless (x) the Borrower obtains the prior written consent of the Lender which made such Competitive Bid Advance, or (y) such prepayment is made on the terms specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (2) above and set forth in the promissory note, if any, evidencing such Competitive Bid Advance.

            (d) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance to each Lender making such Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to paragraph (3) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (2) above and as provided in the promissory note, if any, evidencing such Competitive Bid Advance.

            (e) At its option, the Company may request a Competitive Bid Borrowing directly from the Lenders; provided that it follows the procedures set forth in this Section 2.03 and promptly delivers, by telecopier or telex, a copy of the Notice of Competitive Bid Borrowing and notice in writing of the results of such request to the Agent.

            (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall, if requested by the applicable Lender, be evidenced by a separate promissory note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

            SECTION 2.04. Fees.

            (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment irrespective of usage accruing (i) in the case of each Initial Lender from and after the 41st day after the Execution Date and (ii) in the case of any other Lender from and after the later of (x) the 41st day after the Execution Date and (y) the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in each case until the Termination Date (on a daily basis) at the Applicable Margin, payable in arrears on the last day of each March, June, September and December, commencing December 31, 2002, and ending on the Termination Date; provided, however, that if (i) there has not been an Advance during the 40-day period following the Execution Date and (ii) the Borrower has terminated the Commitments in whole under Section 2.05(a) effective on or prior to the 40th day following the Execution Date, no facility fee shall be due and payable.

            (b) Agent's Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

            (c) Usage Fees. The Company shall pay to the Agent for the account of each Lender, a usage fee of 10 basis points per annum on the amount of such Lender's Commitment for each day on which the outstanding amount of the Advances exceeds 33 1/3% of the aggregate Commitments from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date (on a daily basis) payable in arrears on the last day of each March, June, September and December commencing December 31, 2002 and ending on the Termination Date.

            SECTION 2.05. Termination, Reduction or Increase of the Commitments.

            (a) The Company shall have the right, upon at least three Business Days' notice (or one Business Day's notice if there have been no Advances) to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that (x) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding, and (y) once terminated, a portion of a Commitment shall not be reinstated.

            (b) If any Lender shall make a demand under Section 2.11 or 2.14 or if the obligation of any Lender to make Eurodollar Rate Advances shall have been suspended pursuant to Section 2.12, the Company shall have the right, upon at least ten Business Days' notice, to terminate in full the Commitment of such Lender or to demand that such Lender assign to one or more Persons all of its rights and obligations under this Agreement in accordance with Section 8.07. If the Company shall elect to terminate in full the Commitment of any Lender pursuant to this Section 2.05(b), the Company shall pay to such Lender, on the effective date of such Commitment termination, an amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, whereupon such Lender shall cease to be a party hereto.

            SECTION 2.06. Repayment of Revolving Credit Advances; Evidence of Indebtedness.

            (a) The Company shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.07. Interest on Revolving Credit Advances. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to such Borrower owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

            (a) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

            (b) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest

Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

            SECTION 2.08. Interest Rate Determination.

            (a) If the Eurodollar Rate does not appear on Page 3750 of the Telerate Service (or any successor page), each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If the Eurodollar Rate does not appear on said Page 3750 (or any successor page), and if any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07, and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(b).

            (b) If, due to a major disruption in the interbank funding market with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

            (c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Company, and the Lenders and the Company will be deemed to have selected an Interest Period of one month.

            (d) If the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances on the last day of the Interest Period applicable thereto.

            (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

            (f) If the Eurodollar Rate does not appear on Page 3750 of the Telerate Service (or any successor page) and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

            (i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

            (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

            SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(2) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(2). Each such notice of a Conversion shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company.

            SECTION 2.10. Optional Prepayments of Revolving Credit Advances and Mandatory Prepayments of all Advances.

            (a) The Company may, upon notice not later than 11:00 A.M. (New York City time) on the date of such payment, in the case of Base Rate Advances, and two Business Days' notice, in the case of Eurodollar Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

            (b)(i) Concurrently with the receipt by the Borrower, the Guarantor or any of their respective Controlled Affiliates (collectively, the "Borrower Group") of Capital Markets Proceeds or Asset Sales Proceeds (either, the "Available Proceeds"), the Company shall deliver to the Agent a calculation of the amount of such Available Proceeds (including an itemization of any deductions from gross proceeds) and shall prepay the outstanding principal amount of the Advances ratably in an amount equal to such Available Proceeds and, to the extent the amount of such Available Proceeds exceeds the outstanding principal amount of the Advances, the unused portions of the respective Commitments of the Lenders shall be reduced ratably; provided, however, that the Commitments of the Lenders shall be reduced to zero immediately upon the consummation of the Offering.

            (ii) The Company shall use its reasonable efforts to notify the Agent of any prepayment or reduction of Commitments pursuant to subsection
      (b) of this Section 2.10 at least two Business Days prior to such prepayment or reductions.

            (iii) All prepayments pursuant to this Section 2.10(b) shall be accompanied by interest accrued to the date of prepayment on the principal amount so prepaid, which amount shall be applied to payment of interest before application to principal. In the event any such prepayment is applicable to a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

            SECTION 2.11. Increased Costs.

            (a) If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority that would be complied with generally by similarly situated banks acting reasonably (whether or not having the force of law), in each case on or after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances by an amount deemed by such Lender to be material, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Bid Advance if the change giving rise to such request was applicable to such Lender at the time of submission of such Lender's offer to make such Competitive Bid Advance.

            (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and the amount of such capital is increased by or based upon the existence of such Lender's Advances or commitment to lend hereunder and other commitments of this type by an amount deemed by such Lender to be material, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Advances or commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

            SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent (and provide to the Company an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, of such Lender will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a), as the case may be, and (ii) the obligation of such Lender to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and such Lender that the circumstances causing such suspension no longer exist and such Lender shall make the Base Rate Advances in the amount and on the dates that it would have been requested to make Eurodollar Rate Advances had no such suspension been in effect.

            SECTION 2.13. Payments and Computations.

            (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees or usage fees ratably (other than amounts payable pursuant to Section 2.03, 2.04(b), 2.05(b), 2.11, 2.14 or 8.04(d)) to the
Lenders for the account of their respective Applicable Lending Offices and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            (b) All computations of interest based on the Base Rate and of facility fees and of usage fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees or usage fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee or usage fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

            (d) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

            SECTION 2.14. Taxes.

            (a) Each Lender is exempt from any withholding imposed under the laws of the United States in respect of any fees, interest or other payments to which it is entitled pursuant to this Agreement or any promissory notes issued hereunder (the "Income") because (i) the Lender is organized under the laws of the United States; (ii) the Income is effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871 of the Internal Revenue Code; or (iii) the Income is eligible for an exemption by reason of a tax treaty. The Agent is exempt from any withholding tax imposed under the laws of the United States in respect of the Income because the Agent is organized under the laws of the United States.

            (b) Each Lender organized under the laws of a jurisdiction outside the United States (each, a "Foreign Lender") shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Foreign Lender and from time to time thereafter if requested in writing by the Borrower or the Agent, provide the Agent and the Borrower with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is exempt or entitled to a reduced rate of United States withholding tax on any Income that is the subject of such forms. If the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, or in excess of the rate applicable to the Foreign Lender assignor on the date of the Assignment and Acceptance pursuant to which it became a Foreign Lender, in the case of each other Foreign Lender, withholding tax at such rate shall be considered excluded from Taxes as defined in Section 2.14(c).

            (c) Based on Section 2.14(a) and (b), any and all payments by the Borrower hereunder or under any promissory notes issued hereunder shall be made free and clear of and without deduction for any present United States federal income withholding taxes imposed on a Foreign Lender under the Internal Revenue Code (such withholding taxes being hereinafter referred to as "Taxes").

            (d) If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any United States law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a Foreign Lender first becomes a party to this Agreement (a "Change in Law"), a Foreign Lender cannot comply with
Section 2.14(b) or, if despite such compliance, the Borrower shall be required to deduct any Taxes from or in respect of any Income, then: (i) the sum payable to such Foreign Lender shall be increased as may be necessary so that, after making all required deductions for such Taxes (including deductions applicable to additional sums payable under this Section 2.14), such Foreign Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, the Borrower shall be entitled to pay any Taxes in any lawful manner so as to reduce any deductions and such Foreign Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Foreign Lender or the Agent (in lieu of such Foreign Lender), as the case may be, is required to pay directly any Taxes as a result of a Change in Law because the Borrower cannot or does not legally or timely do so, the Borrower shall indemnify such Foreign Lender or Agent for payment of such Taxes, without duplication of, or increase in, the amount of Taxes otherwise due to the Foreign Lender.

            (e) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income or franchise taxes, business taxes or capital taxes of any nature) that arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes"). If a Lender is required to pay directly Other Taxes because the Borrower cannot or does not legally or timely do so, the Borrower shall indemnify such Lender for such payment of Other Taxes.

            (f) Within 30 days after the date of any payment of Taxes or foreign withholding taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. Prior to making any payment hereunder by or on behalf of the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person (a "Foreign Payment"), the Borrower shall determine that no foreign withholding taxes are payable in respect thereof, and at its expense, shall furnish, or shall cause such payor to furnish, to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such Foreign Payment is exempt from or not subject to foreign withholding taxes. Each Lender shall cooperate with the Borrower's efforts described in this subsection by providing to the extent reasonably within its means any forms requested by the Borrower substantiating an exemption from foreign withholding taxes required by any governmental agency. For purposes of this subsection (f), the terms "United States" and "United States person" shall have the meaning specified in Section 7701 of the Internal Revenue Code. If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any applicable foreign law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a tax opinion is rendered pursuant to the terms of this subsection, and which renders such tax opinion incorrect as to the absence of any foreign withholding tax (a "Foreign Change in Law"), the Borrower shall be required to deduct any foreign withholding taxes from or in respect of any Income, then: (i) the sum payable to the applicable Lender shall be increased as may be necessary so that after making all required deductions for foreign withholding taxes (including deductions applicable to additional sums payable under this Section 2.14) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
Notwithstanding the foregoing, the Borrower shall be entitled to pay any foreign withholding taxes in any lawful manner so as to reduce any deductions and such Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Lender is required to pay directly any foreign withholding tax in respect of any Foreign Payments made pursuant to this Agreement because the Borrower cannot or does not legally or timely do so, the Borrower shall indemnify such Lender for payment of such tax.

            (g) For any period with respect to which a Lender has failed to comply with the requirements of subsection (b) or (f) relating to certain forms intended to reduce withholding taxes (other than if such failure is due to a Change in Law or a Foreign Change in Law), such Lender shall not be entitled to indemnification under subsection (d) or (f).

            (h) Upon a Change in Law or the imposition of any foreign withholding tax in respect of Foreign Payments, a Lender shall, upon the written request of and at the expense of the Borrower, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause the imposition on such Lender of any material legal or regulatory burdens.

            (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder until the applicable statute of limitations relating to the payment of any Taxes under Section 2.14(d) has expired.

            (j) Any request by any Lender for payment of any amount under this
Section 2.14 shall be accompanied by a certification that such Lender's claim for said amount is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

            SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.05(b), 2.11, 2.14 or 8.04(d)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

            SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be used solely (and the Borrower agrees that such proceeds shall be used solely) to finance the Acquisition, to refinance Debt incurred by the Borrower in connection therewith, and to pay fees and expenses in connection therewith.

            SECTION 2.17. [Intentionally Omitted]

            SECTION 2.18. Mitigation Obligations. If any Lender requests compensation under Section 2.11, or if the obligation of any Lender to make or continue Advances as, or Convert Advances into, Eurodollar Rate Advances is suspended pursuant to Section 2.12, then, upon the written request of the Company, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designations or assignment
(i) would eliminate or reduce amounts payable pursuant to Section 2.11 or would cause such Lender not to be subject to such suspension, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not, in the reasonable judgment of such Lender, cause imposition on such Lender of any material legal or regulatory burdens or otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                                   ARTICLE III

                   CONDITIONS TO EFFECTIVENESS AND ARTICLE II

            SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied; provided that the Effective Date shall be no later than December 31, 2002:

            (a) As of the Effective Date, there shall have occurred no Material Adverse Change since December 29, 2001;

            (b) As of the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding affecting the Company, or any of its Subsidiaries (including the Guarantor) pending or, to the knowledge of the Company's or the Guarantor's executive officers, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) could reasonably be likely to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby;

            (c) [Intentionally Omitted]

            (d) As of the Effective Date, all governmental and third party consents and approvals required to be obtained by the Loan Parties and their respective Affiliates necessary in connection with the Acquisition and the other transactions contemplated hereby shall have been obtained (without the imposition of any material conditions that are not reasonably acceptable to the Lenders) and shall remain in effect, except that the filings made with the Commission in respect of the Tender Offers shall be subject to the Commission's review;

            (e) As of the Effective Date, the Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent, to the extent invoiced at least one Business Day prior to the Effective Date);

            (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company dated the Effective Date, stating that:

            (i) The representations and warranties contained in Section 4.01 are correct in all material aspects on and as of the Effective Date;

            (ii) All information with respect to the Borrower, the Guarantor and their respective Subsidiaries (excluding information with respect to Gemex and its Subsidiaries that has been made available to any of the Lenders or the Arrangers by the Borrower or the Guarantor or any of the Borrower's or Guarantor's respective representatives prior to the time Gemex and its Subsidiaries become Subsidiaries of the Company), other than the PBG Projections, that has been made available to any of the Lenders or the Arrangers by the Borrower or the Guarantor or any of the Borrower's or Guarantor's respective representatives is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made;

            (iii) The PBG Projections that have been made available to any of the Lenders or the Arrangers by the Borrower or the Guarantor or any of the Borrower's or Guarantor's respective representatives were prepared in good faith based upon assumptions that were reasonable at the time made, at the time the related PBG Projections were made available to any of such Lenders or Arrangers and at the time of the Effective Date; and

            (iv) No event has occurred and is continuing that constitutes a Default;

            (g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any notes requested by the Lenders) in sufficient copies for each Lender:

            (i) To the extent any Lender shall have requested, at least one Business Day prior to the Effective Date that its Revolving Credit Advances be evidenced by a promissory note, a note payable to the order of such Lender,

            (ii) Certified copies of the resolutions of the Board of Directors of the Company and of the Guarantor approving this Agreement and the Acquisition, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Acquisition,

            (iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder,

            (iv) A certificate of a Managing Director of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign this Agreement and the other documents to be delivered hereunder,

            (v) Opinions of Steven M. Rapp, Senior Deputy General Counsel to each of the Company and the Guarantor, substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Agent may reasonably request,

            (vi) Opinions of Proskauer Rose LLP, special New York counsel to each of the Company and the Guarantor, dated the Effective Date, in form and substance reasonably satisfactory to the Lenders,

            (vii) An opinion of Inigo Madariaga, Esq., special Spanish counsel to PBG-Spain, dated the Effective Date, in form and substance reasonably satisfactory to the Lenders,

            (viii) An opinion of Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to PBG-Spain, in form and substance reasonably satisfactory to the Lenders,

            (ix) A favorable opinion of Cleary, Gottlieb, Steen & Hamilton, special New York counsel to the Agent, dated the Effective Date, in form and substance reasonably satisfactory to the Lenders,

            (x) Certified copies of the resolutions of the Board of Directors of PBG-Spain approving the Acquisition, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Acquisition,

            (xi) The Agent shall have received such other approvals, opinions or documents (including the Acquisition Documents and copies of other material definitive documentation satisfactory to the Agent in connection with the Acquisition, all of the conditions to the effectiveness of which shall have been satisfied or waived; provided that a waiver of any material condition shall be reasonably acceptable to the Lenders) as any Lender through the Agent may reasonably request;

            (h) As of the Effective Date, in the reasonable judgment of the Lenders and Arrangers, there are no competing issues of debt securities or commercial bank or other credit facilities of the Company or its Subsidiaries or of the Guarantor or its Subsidiaries being offered, placed or arranged (other than the Securities and as otherwise provided herein);

            (i) As of the Effective Date, each of the Lenders and the Arrangers shall have received all information with respect to the Company, the Guarantor and their respective Subsidiaries, including all financial information and projections (the "PBG Projections"), as each of the Lenders and the Arrangers may have reasonably requested;

            (j) As of the Effective Date, the Company shall have provided to each of the Lenders and the Arrangers all information with respect to Gemex and its respective Subsidiaries, including all financial information and projections, that the Company has possessed or could have reasonably formulated or to which the Company has had reasonable access from Gemex or its Subsidiaries, as each of the Lenders may have reasonably requested in connection with the Syndication; provided that the provision by the Company of such information would not have violated a prior confidentiality agreement with Gemex;

            (k) As of the Effective Date, each of the Lenders and the Arrangers shall not have discovered or otherwise become aware of any information not previously disclosed to them that such Lender or Arranger believes to be inconsistent in a material and adverse manner with its understanding, based on the information provided to it by the Company, of the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the Guarantor and its Subsidiaries, taken as a whole;

            (l) As of the Effective Date, each of the Lenders and the Arrangers shall have become satisfied in all material respects with (i) the terms of the Acquisition, including without limitation its corporate and legal structure,
(ii) the tax consequences to the Company, the Guarantor and their respective Subsidiaries, and (iii) the accounting with respect to the Acquisition by the Company, the Guarantor and their respective Subsidiaries; and

            (m) On the Effective Date, the Agent shall have received for the account of each Lender a certificate signed by the Treasurer of the Company, dated the Effective Date, demonstrating to the reasonable satisfaction of the Lenders that, following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company and its relevant Subsidiaries or the Guarantor and its relevant Subsidiaries, in each case on a Consolidated basis) subject to the provisions of any of Section 2.10(b) or 5.02(a) or (b)(ii) or subject to any restriction contained in any agreement or instrument between it and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be "margin stock" as defined in Regulation U.

            SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):

            (i) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Revolving Credit Borrowing, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

            (ii) No event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

            SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, and (ii) on the date of such Competitive Bid Borrowing, the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Company that on the date of such Competitive Bid Borrowing such statements are true):

            (a) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

            (b) No event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

            SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Company to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

            SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Company and the Guarantor (each, a "Loan Party") represents and warrants as follows:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) The execution, delivery and performance by each Loan Party of this Agreement and the consummation of the transactions contemplated hereby are within such Loan Party's powers, have been duly authorized by all necessary corporate or other action and do not contravene (i) its charter, by-laws or other organizational documents or (ii) any law or contractual restriction binding on or materially affecting such Loan Party.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by either Loan Party of this Agreement or the consummation of the Acquisition.

            (d) This Agreement has been duly executed and delivered by each Loan Party. This Agreement is the legal, valid and binding obligation of each Loan Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

            (e) The combined balance sheet of the Company as at December 29, 2001, and the related combined statements of operations and cash flows of the Company for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the financial condition of the Company as at such date and the results of the operations of the Company for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 29, 2001, there has been no Material Adverse Change.

            (f) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting either Loan Party before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be likely to affect the legality, validity or enforceability of this Agreement or any promissory note issued under this Agreement, if any, or the consummation of the transactions contemplated hereby.

            (g) It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System ("Regulation U")), and no proceeds of any Advance will be used to purchase or carry any "margin stock," as defined in Regulation U, or to extend credit to others for the purpose (whether immediate, individual or ultimate) of purchasing or carrying any margin stock, in either case in a manner that would cause the Advances or any Lender to be in violation of Regulation U.

            (h) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Company and its relevant Subsidiaries or the Guarantor and its relevant Subsidiaries, in the latter two cases on a Consolidated basis) subject to the provisions of any of Section 2.10(b) or 5.02(a) or (b)(ii) or subject to any restriction contained in any agreement or instrument between it and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock.

            (i) Neither Loan Party is an "investment company," a company "controlled by," or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower will violate any provision of such Act or any rule, regulation or order of the Commission thereunder.

            (j) The proceeds of the Advances shall be used solely (and the Borrower agrees that such proceeds shall be used solely) to finance the Acquisition, to refinance Debt incurred by the Borrower in connection therewith, and to pay fees and expenses in connection therewith.

            (k) As of the Effective Date, none of Alfred H. Drewes, Nicholas D'Alessandro, Steven M. Rapp or Ken Smith is in possession of any facts that would give rise to an Obligation to Inform (as such term is defined in the Commitment Letter).

                                    ARTICLE V

                                    COVENANTS

            SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where failure so to comply would not, and would not be reasonably likely to, have a Material Adverse Effect.

            (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and such Lien would be reasonably likely to have a Material Adverse Effect.

            (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that each Loan Party and its Material Subsidiaries may consummate (i) the Acquisition or (ii) any merger or consolidation permitted under Section 5.02(b) and provided further that neither Loan Party nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party, such Subsidiary or the Lenders.

            (d) Reporting Requirements. Furnish to the Lenders:

            (i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of operations and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with GAAP, it being agreed that delivery of the Company's Quarterly Report on Form 10-Q will satisfy this requirement;

            (ii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of operations and cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of nationally recognized standing, it being agreed that delivery of the Company's Annual Report on Form 10-K will satisfy this requirement;

            (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

            (iv) promptly after the sending or filing thereof, copies of all annual reports and proxy solicitations that the Company sends to any of its securityholders, and copies of all reports on Form 8-K that the Company or any Subsidiary files with the Commission; and

            (v) from time to time, such additional information regarding the financial position or business of the Borrower, the Guarantor and their respective Subsidiaries as any Lender may reasonably request.

            (e) Inspection of Property; Books and Records; Discussions. Permit representatives of any Lender at such Lender's expense to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, on reasonable notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower, the Guarantor and their respective Subsidiaries with officers and employees of the Borrower, the Guarantor and their respective Subsidiaries and with its independent certified public accountants.

            SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither Loan Party will:

            (a) Secured Debt. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any Debt secured by a Lien on any Principal Property or on any shares of stock of or Debt of any Restricted Subsidiary unless such Loan Party or such Restricted Subsidiary secures or causes such Restricted Subsidiary to secure the Advances and all other amounts payable under this Agreement equally and ratably with such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto the aggregate amount of all such Debt so secured does not exceed 15% of Consolidated Net Tangible Assets, provided that the foregoing restriction does not apply to Debt secured by:

            (i) Liens existing prior to the date hereof;

            (ii) Liens on property of, or on shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

            (iii) Liens in favor of a Loan Party or any Restricted Subsidiary;

            (iv) Liens in favor of any governmental bodies to secure progress or advance payments;

            (v) Liens on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or liens securing Debt incurred to finance all or any part of the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the Debt secured thereby are incurred within 365 days of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof; or

            (vi) any extension, renewal or refunding of Debt referred to in the foregoing clauses (i) to (v), inclusive.

            (b) Mergers, Etc. (i) Merge or consolidate with or into any corporation or (ii) sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless the Company or the Guarantor would be the acquiring or surviving party in such transaction and no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (c) Subsidiary Debt. Permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:

            (i) Debt of the Guarantor or any other Subsidiary of the Borrower, if any, created under the 364-Day Credit Agreement and under the 5-Year Facility;

            (ii) Debt existing on the Effective Date;

            (iii) Debt of the Guarantor constituting guaranties of Debt of the Company;

            (iv) Debt of any Subsidiary to any Loan Party or any other
      Subsidiary;

            (v) Debt of any Person that becomes a Subsidiary after the date hereof; provided that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

            (vi) Debt created in the Offering;

            (vii) Debt of the Guarantor created hereunder;

            (viii) any refinancing, refunding or replacement of any Debt permitted under clause (ii) through (vi) above; and

            (ix) other Debt in an aggregate principal amount not exceeding 15% of Consolidated Net Tangible Assets at any time outstanding.

            (d) Restrictive Agreements. Neither Loan Party will enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to, or otherwise transfer assets to the Company; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, the 364-Day Credit Agreement or the 5-Year Facility, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (iv) customary provisions in leases and other contracts restricting the assignment thereof, (v) any agreement in effect on the Effective Date, as any such agreement is in effect on such date, (vi) any agreement binding upon such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date, (vii) customary net worth and other financial maintenance covenants in an agreement relating to Debt or other obligations incurred in compliance with this Agreement, and (viii) any agreement refinancing, renewing or replacing any agreement or Debt referred to in (i) through (vii) above, provided that the relevant provisions are no more restrictive than those in the agreement or Debt being refinanced, renewed or replaced.

            (e) Ownership. In the case of the Company, cease to own, legally and beneficially, 75% or more of the membership interests in the Guarantor.

            SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

            (a) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio as at the last day of any Fiscal Quarter that is not an Alternate Covenant Date to exceed 0.75 to 1.0.

            (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter that is an Alternate Covenant Date to exceed 5.0 to 1.0.

            SECTION 5.04. Syndication. Pursuant to the Commitment Letter, the Company has agreed to, among other things, take any and every commercially reasonable action necessary or desirable to syndicate the credit facilities provided for herein (the "Syndication") on the earlier of (x) the 40th day following the Execution Date or (y) November 1, 2002 (regardless of whether the Execution Date has occurred). Without limiting the obligations of the Company with respect to and under the Commitment Letter and this Agreement, in order to ensure a Successful Syndication, the Company hereby agrees:

            (a) to agree to change the pricing, fees, terms and structure of the credit facilities provided for herein, if the Arrangers determine, after consultation with the Company, that such changes are advisable in order to ensure a Successful Syndication of the Facility, provided that the aggregate amount of the Commitments of the Lenders in no event shall be reduced pursuant to this Section 5.04(a);

            (b) to perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including any amendments, supplements, waivers or consents to the Loan Documents) which, in the Arrangers' good faith judgment, are necessary or advisable in order to ensure a Successful Syndication (including those acts and the execution, or the causation of the execution, of those documents in furtherance of the Company's agreement in paragraph (a) of this Section 5.04, but subject to the proviso therein);

            (c) to pay, pursuant to the Fee Letter, any and all administrative agent, underwriting and arrangement, and participation fees in connection with the Syndication;

            (d) to use commercially reasonable efforts to ensure that efforts to consummate the Syndication benefit materially from the Borrower's existing lending relationships;

            (e) to assist the Arrangers in connection with the marketing of the Syndication (including, without limitation, reasonably promptly providing to the Arrangers any information reasonably requested to effect the Syndication and making available senior management, representatives and advisors of the Borrower and the Guarantor for meetings with prospective Lenders, due diligence meetings and rating agency presentations at mutually acceptable times);

            (f) to host, with and at the request of the Arrangers, meetings with prospective Lenders;

            (g) to cooperate with the Arrangers in the timely preparation by the Arrangers of any confidential information memorandum relating to the Syndication and other marketing materials to be used in connection with the Syndication;

            (h) to provide or make available all information and other assistance reasonably requested by the prospective Lenders and their counsel in connection with their due diligence; and

            (i) to provide such other cooperation, assistance and information as is customarily provided by borrowers in connection with the syndication of credit facilities.

            SECTION 5.05. Take-Out Financing.

            (a) The Guarantor shall take any and every commercially reasonable action necessary or desirable (i) to prepare an offering memorandum for a private placement through resale pursuant to Rule 144A ("Rule 144A") and Regulation S ("Regulation S") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an offering and sale (the "Offering") of unsecured debt securities of the Guarantor (the "Securities") and (ii) to consummate such Offering as soon as practicable thereafter. The aggregate principal amount of the Securities to be offered and sold in the Offering shall equal or exceed the greater of (1) $1,000,000,000 and (2) the aggregate amount of the outstanding Advances at the time of the Offering. Such Offering shall be on such terms and conditions (including, without limitation, covenants, events of default, unsecured guarantees, interest rates, yield, redemption prices and dates) and a maturity date as the Take-Out Investment Banks and the Loan Parties may in their judgment determine to be appropriate in light of then prevailing circumstances and market conditions and the financial condition and prospects of the Guarantor and its Subsidiaries at the time of sale and containing such other customary terms as determined by the Take-Out Investment Banks, subject to the approval of the Loan Parties. The Securities shall be guaranteed by Pepsi if and to the extent agreed among Pepsi, the Guarantor and the Take-Out Investment Banks. If any Securities are issued in a transaction not registered under the Securities Act, all such Securities shall be entitled to the benefit of a registration rights agreement to be entered into by the Guarantor and any other obligor in respect of indebtedness being refinanced in customary form reasonably acceptable to the Take-Out Investment Banks (which shall include provisions for a customary registered exchange offer with respect to any such Securities).

            (b)  In connection with the foregoing, the Guarantor shall:

            (i) reasonably promptly after the Effective Date, have prepared and delivered to the Take-Out Investment Banks an offering memorandum relating to the issuance of the Securities, in form and substance reasonably satisfactory to the Take-Out Investment Banks (which offering memorandum shall contain or incorporate by reference audited and unaudited financial statements as would be required of a registrant on Form S-3 and shall be otherwise reasonably satisfactory to the Take-Out Investment Banks);

            (ii) assist the Take-Out Investment Banks in connection with the marketing of the Offering (including promptly providing to the Take-Out Investment Banks any information reasonably requested to effect the issue and sale of the Offering and making available senior management, representatives and advisors of the Guarantor for related due diligence meetings, rating agency presentations, "road show" presentations and other investor meetings at mutually acceptable times);

            (iii) provide or make available all information and other assistance reasonably requested by the Take-Out Investment Banks and their counsel in connection with their due diligence;

            (iv) take any and every commercially reasonable action necessary or desirable to achieve ratings of the Securities from rating agencies reasonably acceptable to the Take-Out Investment Banks in a time frame reasonably acceptable to the Take-Out Investment Banks;

            (v) make appropriate filings under the "blue sky" laws of such U.S. jurisdictions as the Take-Out Investment Banks determine and pay the reasonable fees and expenses of counsel to the Take-Out Investment Banks in connection therewith; provided that the Guarantor shall not be required to subject itself to taxation in any jurisdiction where it would not otherwise be so subject or subject itself to general service of process in such jurisdiction; and

            (vi) provide such other cooperation, assistance and information as is customarily provided by issuers in connection with the private placement of securities.

            (c) After a full marketing of the Securities, if and when requested by the Take-Out Investment Banks after consultation with the Guarantor, the Guarantor shall:

            (i) execute a purchase agreement with the Take-Out Investment Banks relating to the issuance and sale of the Securities, which shall contain covenants, representations and warranties, indemnities, conditions (including delivery of legal opinions, officers' certificates and auditors' comfort letters) and other provisions customary for similar financings for the Take-Out Investment Banks and be in form and substance satisfactory to the Take-Out Investment Banks and the Guarantor;

            (ii) if the Securities are offered in an Offering pursuant to Rule 144A or Regulation S, execute a registration rights agreement with the Take-Out Investment Banks as contemplated by subsection (a) above, which shall be in form and substance satisfactory to the Take-Out Investment Banks and the Guarantor;

            (iii) execute an indenture relating to the Take-Out Securities, which shall contain provisions as the Take-Out Investment Banks may in their reasonable judgment determine to be appropriate in light of prevailing circumstances, market conditions and the Guarantor's financial condition and prospects and be in form and substance satisfactory to the Take-Out Investment Banks and the Guarantor; and

            (iv) issue and sell the Securities in the amount described in subsection (a) of this Section 5.05 and on such terms, including interest rate, yield, final maturity and redemption dates and prices, as the Take-Out Investment Banks and the Loan Parties may in their judgment determine to be appropriate in light of then prevailing circumstances, market conditions and the Guarantor's financial condition and prospects.

The Take-Out Investment Banks shall be third-party beneficiaries of this Section 5.05(c).

                                   ARTICLE VI

                                EVENTS OF DEFAULT

            SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of, or interest on, any Advance or to make any other payment under this Agreement, in each case within five days after the same becomes due and payable; or

            (b) Any representation or warranty made by any Loan Party herein (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

            (c)(i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (except clause (v) thereof), 5.02, 5.03 or 5.04, (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in Section 5.05 on its part to be performed or observed if such failure shall remain unremedied for five days after written notice thereof shall have been given to either Loan Party by the Agent or any Lender, or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to either Loan Party by the Agent or any Lender; or

            (d) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause any such Debt to become due prior to its scheduled maturity; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (e) Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Loan Party of any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

            (f) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against any Loan Party or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

            (g) Any event, action or condition with respect to an employee benefit plan of the Company subject to Title IV of ERISA results in any penalty or action pursuant to ERISA that has a material adverse effect on the business or financial condition of either Loan Party and its Subsidiaries, taken as a whole; or

            (h) The Master Bottling Agreement ceases to be valid and binding and in full force and effect; or Pepsi denies that it has any liability or obligation under the Master Bottling Agreement and Pepsi ceases performance thereunder; or

            (i) A Change of Control shall occur;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party.

                                   ARTICLE VII

                                    THE AGENT

            Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            The Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates of the Loan Parties as though the Agent were not the Agent hereunder, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent and its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that neither the Agent nor any of its Affiliates shall be under any obligation to provide such information to them. With respect to its Advances, the Agent (and any of its Affiliates which may become a Lender) shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. The terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

            The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
(a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by a Loan Party or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

            The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the Syndication as well as activities as Agent.

            Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor agent approved by the Company, which approval will not be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States or any State thereof, having a combined capital and surplus of at least $50,000,000 with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointments as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) except pursuant to Section 2.05(b), 2.15 or 2.17, increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (b) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (e) release the guarantee as set forth in Section 10.01, or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

            SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Company or the Guarantor, to the Company at its address at One Pepsi Way, Somers, New York 10589, Attention: General Counsel, Telecopier No. (914) 767-1161, with a copy to Secretary, Telecopier No. (914) 767-1161; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on
Schedule 1 hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at 31 West 52nd Street, New York, New York 10019; or, as to the Borrower, the Guarantor or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answer back, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent.

            SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 8.04. Costs and Expenses.

            (a) The Company agrees to pay on demand all costs and expenses as set forth in the Fee Letter. The Company further agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

            (b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any promissory note issued hereunder, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, the Guarantor, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

            (c) Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and each of its Affiliates (to the extent not reimbursed by or on behalf of the Loan Parties in accordance with the terms hereof and without limiting the obligation of the Loan Parties to do so), pro rata, from and against any and all claims, losses, damages, liabilities and expenses which may at any time be imposed on, incurred by or asserted against the Agent in its capacity as such (including by any Lender) arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for the payment to the Agent or any of its Affiliates of any portion of such claims, losses, damages, liabilities and expenses resulting from such Person's gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all reasonable fees, disbursements and charges of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein or therein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The agreements set forth in this Section 8.04(c) shall survive the payment of all Advances and other obligations hereunder and the resignation or replacement of the Agent and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

            (d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

            (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

            (f) Except for action expressly required of the Agent hereunder and under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 8.04(c) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

            SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party or the Borrower against any and all of the obligations of such Loan Party or the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

            SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Loan Parties and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

            SECTION 8.07. Assignments and Participations.

            (a) Each Lender may, and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.11 or Section 2.14 or a suspension of such Lender's obligation to make or continue Advances as, or convert Advances into, Eurodollar Rate Advances pursuant to Section 2.12) upon at least ten days' notice to such Lender and the Agent will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Revolving Credit Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances or Competitive Bid Advances owing to it), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 8.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this
Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined in clause (d) below), an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an

Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company.

            (d) The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to the Lenders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Agent and the Company, the option to provide to the Company all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07(e), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support to or for the account of any SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

            (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any promissory note issued or assigned to it hereunder, (iv) the Borrower, the Guarantor, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Any Lender selling a participation shall notify the Agent and the Company promptly after such sale.

            (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Loan Party or the Borrower furnished to such Lender by or on behalf of any Loan Party or the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Loan Parties or the Borrower received by it from such Lender.

            (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement or any promissory note issued to such Lender hereunder (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

            SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties or the Borrower received by it from such Lender and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

            SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

            SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 8.11. Jurisdiction, Etc.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            SECTION 8.12. WAIVER OF JURY TRIAL. THE BORROWER, THE GUARANTOR, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

            SECTION 8.13. Integration of Terms. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, with respect thereto, provided, however, that the terms of the Commitment Letter and the Fee Letter shall survive the execution and delivery of this Agreement solely to the extent provided herein or therein or incorporated herein.

                                   ARTICLE IX

                             [INTENTIONALLY OMITTED]

                                    ARTICLE X

                               GUARANTOR GUARANTEE

            SECTION 10.01. Guarantor Guarantee. Subject to the provisions of this Article X, the Guarantor unconditionally and irrevocably guarantees to each Lender and the Agent and their respective successors and assigns, that: (i) the principal of, premium, if any, and interest on the Advances and any promissory note issued hereunder will be duly and punctually paid in full when due, whether at maturity, by acceleration, by redemption or otherwise, and interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Advances, any promissory note issued hereunder and all other obligations of the Company to the Lenders or the Agent hereunder (including fees and expenses) will be promptly paid in full, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any of the Advances or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Lenders or the Agent, for whatever reason, the Guarantor will be obligated to pay, or to perform or to cause the performance of, the same immediately. An Event of Default under this Agreement shall constitute an event of default under this Guarantee, and shall entitle the Lenders to accelerate the obligations of the Guarantor under this Guarantee in the same manner and to the same extent as the obligations of the Company.

            The Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender or the Agent of this Agreement with respect to any thereof, the entry of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives and relinquishes: (a) any right to require the Agent, the Lenders or the Company (each, a "Benefitted Party") to proceed against the Company or any other Person or to proceed against or exhaust any security held by a Benefitted Party at any time or to pursue any other remedy in any secured party's power before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefitted Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Agreement), including but not limited to notice of the existence, creation or incurring of any new or additional Debt or obligation or of any action or non-action on the part of the Guarantor, the Company, any Benefitted Party, any creditor of the Guarantor or the Company, or on the part of any other Person whomsoever in connection with any obligations the performance of which are guaranteed under this Guarantee; (d) any defense based upon an election of remedies by a Benefitted Party, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefitted Party's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. The Guarantor hereby covenants that this Guarantee will not be discharged except by payment in full of all principal, premium, if any, and interest on the Advances and all other costs provided for under this Agreement. This is a Guarantee of payment and not of collection.

            If any Lender or the Agent is required by any court or otherwise to return to either the Company or the Guarantor, or any trustee or similar official acting in relation to either the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lenders or the Agent in respect of any obligations guaranteed under this Guarantee until payment in full of all obligations guaranteed hereby. The Guarantor agrees that, as between it, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed under this Guarantee may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of this Guarantee.

            SECTION 10.02. Limitation of Guarantor's Liability. The Guarantor, and by its acceptance hereof, each Lender, hereby confirms that it is the intention of the parties hereto that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy

Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Lenders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Article X shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance under federal or state law.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written,

                                       THE PEPSI BOTTLING GROUP, INC.,
                                          as Borrower

                                       By:   /s/ Nicholas J. D'Alessandro
                                             -----------------------------------
                                             Name: Nicholas J. D'Alessandro
                                             Title: Vice President and Treasurer

                                       BOTTLING GROUP, LLC,
                                          as Guarantor

                                       By:   /s/ Nicholas J. D'Alessandro
                                             -----------------------------------
                                             Name: Nicholas J. D'Alessandro
                                             Title: Managing Director-Delagatee

                                       DEUTSCHE BANK AG
                                       NEW YORK BRANCH,
                                          as Agent

                                       By:   /s/ Thomas A. Foley
                                             -----------------------------------
                                             Name: Thomas A. Foley
                                             Title: Vice President

                                       By:   /s/ William G. McGinty
                                             -----------------------------------
                                             Name: William G. McGinty
                                             Title: Director

COMMITMENT                             INITIAL LENDERS
$400,000,000                           CITIBANK, N.A.

                                       By:   /s/ Carolyn A. Kee
                                             -----------------------------------
                                             Name: Carolyn A. Kee
                                             Title: Vice President

$400,000,000                           CREDIT SUISSE FIRST BOSTON,
                                       ACTING THROUGH ITS
                                       CAYMAN ISLANDS BRANCH

                                       By:   /s/ Karl Studer
                                             -----------------------------------
                                             Name: Karl Studer
                                             Title: Director

                                       By:   /s/ Jay Chall
                                             -----------------------------------
                                             Name: Jay Chall
                                             Title: Director

$400,000,000                           DEUTSCHE BANK AG
                                       NEW YORK BRANCH

                                       By:   /s/ Thomas A. Foley
                                             -----------------------------------
                                             Name: Thomas A. Foley
                                             Title: Vice President

                                       By:   /s/ William G. McGinty
                                             -----------------------------------
                                             Name: William G. McGinty
                                             Title: Director

                                       ARRANGERS
                                       CREDIT SUISSE FIRST BOSTON
                                       CORPORATION

                                       By:   /s/ Bill Fox
                                             -----------------------------------
                                             Name: Bill Fox
                                             Title: Vice President

                                       By:   /s/ Gregg Fatzinger
                                             -----------------------------------
                                             Name: Gregg Fatzinger
                                             Title: Vice President

                                       DEUTSCHE BANK SECURITIES INC.

                                       By:   /s/ Thomas A. Foley
                                             -----------------------------------
                                             Name: Thomas A. Foley
                                             Title: Vice President

                                       By:   /s/ William G. McGinty
                                             -----------------------------------
                                             Name: William G. McGinty
                                             Title: Director

                                       SALOMON SMITH BARNEY INC.

                                       By:   /s/ Carolyn A. Kee
                                             -----------------------------------
                                             Name: Carolyn A. Kee
                                             Title: Attorney-in-Fact

                                                                      SCHEDULE 1

                                 LENDING OFFICES


Lender                          Domestic Lending Office         Eurodollar Lending Office
CITIBANK, N.A.                  c/o Global Markets/Loans        c/o Global Markets/Loans
                                Attention:  Laura Braak         Attention:  Laura Braak
                                Two Penns Way                   Two Penns Way
                                Suite 200                       Suite 200
                                New Castle, Delaware 19720      New Castle, Delaware 19720
                                Telephone:  (302) 894-6058      Telephone:  (302) 894-6058
                                and                             and
                                c/o Global Markets/Loans        c/o Global Markets/Loans
                                Attention:  Sue Ann Leighty     Attention:  Sue Ann Leighty
                                Two Penns Way                   Two Penns Way
                                Suite 200                       Suite 200
                                New Castle, Delaware 19720      New Castle, Delaware 19720
                                Telephone:  (302) 894-6030      Telephone:  (302) 894-6030
                                with a copy to:
                                390 Greenwich Street
                                First Floor
                                New York, New York 10013

CREDIT SUISSE FIRST BOSTON,     11 Madison Avenue               c/o 11 Madison Avenue
ACTING THROUGH ITS              Attention:  Karl Studer         Attention:  Karl Studer
CAYMAN ISLANDS BRANCH           New York, New York, 10010       New York, New York 10010
                                Telephone:  (212) 325-9163      Telephone:  (212) 325-9163

DEUTSCHE BANK AG                31 West 52nd Street             c/o 90 Hudson Street
NEW YORK BRANCH                 Attention:  Thomas Foley        Attention:  Roy Castromonte
                                New York, New York 10019        Mail Stop JCY05-0511
                                Telephone:  (212) 469-8205      Jersey City, New Jersey 07302
                                Facsimile:  (212) 469-8212      Telephone:  (201) 593-2196
                                                                Facsimile:  (201) 593-2310

                                                                      SCHEDULE 2
                                APPLICABLE MARGIN


       Rating             Facility Fee       LIBOR Margin           Drawn Cost
       A/A2                  6.0 bps             29.0 bps              35.0 bps
       A-/A3                 7.0 bps             33.0 bps              40.0 bps
       BBB+/Baa1             10.0 bps            40.0 bps              50.0 bps
       BBB/Baa2              15.0 bps            47.5 bps              62.5 bps
< or = BBB-/Baa3             20.0 bps            55.0 bps              75.0 bps

                                                                     EXHIBIT A-l
                  FORM OF NOTICE OF REVOLVING CREDIT BORROWING

                                                                 [Date]

Deutsche Bank AG New York Branch,
   as Agent for the Lenders parties to the
   Revolving Bridge Loan Credit Agreement
   referred to below
90 Hudson Street
Fifth Floor
Jersey City, New Jersey 07302

Attention:  Christopher DiBiase
            Telephone: (201) 593-2175
            Facsimile: (201) 593-2308

with a copy to:

Deutsche Bank AG New York Branch,
   as Agent for the Lenders parties to the
   Revolving Bridge Loan Credit Agreement
   referred to below
31 West 52nd Street
New York, New York 10019

Attention:  Thomas Foley
            Telephone: (212) 469-8205
            Facsimile: (212) 469-8212

Ladies and Gentlemen:

               The undersigned, The Pepsi Bottling Group, Inc. (the "Borrower"), refers to the Revolving Bridge Loan Credit Agreement, dated as of October 2, 2002 (as amended or modified from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the undersigned, Bottling Group, LLC (the "Guarantor"), certain Lenders parties thereto and Deutsche Bank AG New York Branch, as administrative agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(1) of the Credit
Agreement:

      (i) The Business Day of the Proposed Revolving Credit Borrowing is _______________________, ________.

      (ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

      (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $______.

      (iv) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is ____ month[s].]

               The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Revolving Credit Borrowing:

      (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects, on and as of the date of the Proposed Revolving Credit Borrowing, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

      (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                              Very truly yours,

                                              THE PEPSI BOTTLING GROUP, INC.

                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                                                     EXHIBIT A-2

                 FORM OF NOTICE OF COMPETITIVE BID BORROWING

                                                                 [Date]

Deutsche Bank AG New York Branch,
   as Agent for the Lenders parties to the
   Revolving Bridge Loan Credit Agreement
   referred to below
90 Hudson Street
Fifth Floor
Jersey City, New Jersey 07302

Attention:  Christopher DiBiase
            Telephone: (201) 593-2175
            Facsimile: (201) 593-2308

with a copy to:

Deutsche Bank AG New York Branch,
   as Agent for the Lenders parties to the
   Revolving Bridge Loan Credit Agreement
   referred to below
31 West 52nd Street
New York, New York 10019

Attention:  Thomas Foley
            Telephone: (212) 469-8205
            Facsimile: (212) 469-8212

Ladies and Gentlemen:

               The undersigned, The Pepsi Bottling Group, Inc. (the "Borrower"), refers to the Revolving Bridge Loan Credit Agreement, dated as of October 2, 2002 (as amended or modified from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the undersigned, Bottling Group, LLC (the "Guarantor"), certain Lenders parties thereto and Deutsche Bank AG New York Branch, as administrative agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

               (A)      Date of Proposed
                        Competitive Bid Borrowing ___________________________

               (B)      Aggregate Amount of
                        Proposed Competitive Bid
                        Borrowing                 ___________________________

               (C)      Maturity Date             ___________________________

               (D)      Interest Rate Basis       ___________________________

               (E)      Interest Payment Date(s)  ___________________________

               The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Competitive Bid Borrowing:

        (a) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects, on and as of the date of the Proposed Competitive Bid Borrowing, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

        (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

               The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(2) of the Credit Agreement.

                                              Very truly yours,

                                              THE PEPSI BOTTLING GROUP, INC.

                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                                                       EXHIBIT B
                        FORM OF ASSIGNMENT AND ACCEPTANCE

               Reference is made to the Revolving Bridge Loan Credit Agreement dated as of October 2, 2002 (as amended or modified from time to time, the "Credit Agreement"), among THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the "Company" or the "Borrower"), BOTTLING GROUP, LLC (the "Guarantor"), the Lenders (as defined in the Credit Agreement) and Deutsche Bank AG New York Branch, as administrative agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

               The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

               (1) The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

               (2) The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

               (3) The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

               (4) Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1 hereto.

               (5) Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

               (6) Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

               (7) This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

               (8) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

               IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

Percentage interest assigned:                                              ___%
Assignee's Commitment:                                             $___________
Aggregate outstanding principal amount of
Revolving Credit Advances assigned:                                $___________
Effective Date(1):                                   _________________, _______

                                  [NAME OF ASSIGNOR], as Assignor

                                  By:
                                      ---------------------------------------
                                        Name:
                                        Title:

                                  Dated:                                   ,
                                  [NAME OF ASSIGNEE], as Assignee

                                  By:
                                      ---------------------------------------
                                      Name:
                                      Title:

                                  Dated:                                  ,
                                  Domestic Lending Office:
                                        [Address]
                                  Eurodollar Lending Office:
                                        [Address]


----------------------
(1) This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted and Approved this
_____ day of __________, ____
DEUTSCHE BANK AG NEW YORK BRANCH,
      as Agent

By:
   ----------------------------
    Name:
    Title:

By:
   ----------------------------
    Name:
    Title:

Approved this _____ day
of __________, ____
THE PEPSI BOTTLING GROUP, INC.

By:
   ----------------------------
    Name:
    Title:

                                                                       EXHIBIT C

    FORM OF OPINION OF COUNSEL FOR THE COMPANY AND THE GUARANTOR

                                                                [Effective Date]
To each of the Lenders parties
   to the Revolving Bridge Loan Credit Agreement dated as of October 2, 2002 among The Pepsi Bottling Group, Inc., said Lenders and Deutsche Bank AG New York Branch, as Agent for said Lenders, and to Deutsche Bank AG
   New York Branch, as Agent

                         The Pepsi Bottling Group, Inc.

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 3.01(g)(v) of the Revolving Bridge Loan Credit Agreement, dated as of October 2, 2002 (the "Credit Agreement "), among The Pepsi Bottling Group, Inc. (the "Company" or the "Borrower"), Bottling Group, LLC, (the "Guarantor "), the Lenders parties thereto and Deutsche Bank AG New York Branch, as Agent for said Lenders, providing for extensions of credit to be made by said Lenders to the Company in an aggregate principal amount at any one time outstanding of up to $1,200,000,000. Terms defined in the Credit Agreement are used herein as therein defined.

               I am the Senior Deputy General Counsel of the Company and have acted as counsel to the Company and the Guarantor in connection with the Credit Agreement. In connection with this opinion, I have examined:

              (1) The Credit Agreement.

              (2) The documents furnished by the Company and the Guarantor pursuant to subsections 3.01(g)(i)-(iv) of the Credit Agreement.

              (3) The Articles of Incorporation of the Company and all amendments thereto (the "Charter").

              (4) The by-laws of the Company and all amendments thereto (the "By-laws").

              (5) A certificate of the Secretary of State of Delaware, dated _____________, 2002, attesting to the continued corporate existence and good standing of the Company in that State.

              (6) The Amended and Restated Limited Liability Company Agreement of the Guarantor, dated as of March 30, 1999, and all amendments thereto (the "LLC Agreement").

              (7) The Certificate of Formation of the Guarantor and all amendments thereto (the "Certificate of Formation").

              (8) A certificate of the Secretary of State of Delaware dated _________, 2002, attesting to the continued existence and good standing of the Guarantor in that State.

              (9) Resolutions of the Board of Directors of the Company adopted on ________, 2002.

              (10) Resolutions of the Managing Directors of the Guarantor adopted on _________, 2002.

               In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company and the Guarantor, certificates of public officials and of officers of the Company and the Guarantor, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.

               The opinions expressed below are limited to the law of the State of New York, the Delaware corporate law, the Federal law of the United States and, with respect to paragraphs 1 and 2 and clauses (i), (ii) and (iii)(a) of paragraph 3 only, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

               Based upon the foregoing and upon such investigation as I have deemed necessary and subject to the qualifications set forth herein, I am of the following opinion:

              (1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

              (2) The Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

              (3) The execution, delivery and performance by the Company and the Guarantor of the Credit Agreement (i) are within the Company's corporate, and the Guarantor's limited liability company, powers, (ii) have been duly authorized by all necessary corporate, or limited liability company, action, and (iii) do not contravene (a) the Charter or the By-laws of the Company or the LLC Agreement or Certificate of Formation of the Guarantor or (b) to the best of my knowledge (1) any United States Federal or New York State law, rule or regulation applicable to the Company or the Guarantor (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (2) any contractual or legal restriction contained in any material judgment, decree, mortgage, agreement, indenture or other instrument to which the Company or the Guarantor is a party. The Credit Agreement has been duly executed and delivered on behalf of the Company and the Guarantor.

              (4) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the State of New York or the

       Federal government of the United States is required for the due execution, delivery and performance by the Company or the Guarantor of the Credit Agreement.

              (5) The Credit Agreement is a valid and binding obligation of the Company and the Guarantor enforceable against the Company and the Guarantor in accordance with its terms.

              (6) To the best of my knowledge and except as disclosed in the Company's consolidated financial statements, there are no pending or overtly threatened actions or proceedings against the Company or any of its Subsidiaries, before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or that are likely to have a materially adverse effect upon the financial condition, results of operations or business of the Company or any of its Subsidiaries.

The opinions set forth above are subject to the following qualifications:

              (1) My opinion in paragraph 5 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

              (2) My opinion in paragraph 5 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

              (3) I express no opinion as to the effect (if any) of the law of any jurisdiction (other than the State of New York) wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rates of interest that such Lender may charge or collect.

              (4) I express no opinion as to the effect of Section 548 of the United States Bankruptcy Code or any similar provision of State law.

               In all respects and for all purposes, this opinion is given solely for the benefit of the Agent and the Lenders and may not be relied upon by any other person or entity without my prior written consent.

                                                   Very truly yours,